Exhibit 2.04

EXECUTION VERSION

DATED 21 JULY 2014

RETAIL DECISIONS LIMITED

and

CARDCAST LIMITED

and

ACI WORLDWIDE CORP.

and

APPLIED COMMUNICATIONS INC. U.K. HOLDING LIMITED

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued share capital of

Retail Decisions Europe Limited and Retail Decisions, Inc.

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(DAW/SXQB)

522801497

EXECUTION VERSION

TABLE OF CONTENTS

1.	Interpretation	2

2.	Sale and purchase	14

3.	Consideration	19

4.	Completion	21

5.	Pre-Completion Undertakings	21

6.	No Leakage Undertakings	22

7.	RDL’s Warranties and Sellers’ undertakings	24

8.	Purchasers’ warranties and undertakings	26

9.	Access	28

10.	Remedies and waivers; limitations on Sellers’ liability	29

11.	No Shop	29

12.	Assignment	30

13.	Entire agreement	30

14.	Notices	31

15.	Announcements	32

16.	Confidentiality	33

17.	Costs and expenses	35

18.	No set-off or withholdings	35

19.	Counterparts	35

20.	Invalidity	35

21.	Further Assurance	36

22.	Rights of Third Parties	36

23.	Choice of governing law	36

24.	Jurisdiction	37

25.	Financing	37

SCHEDULES

Schedule 1 (Completion arrangements)

Part A (RDL’s obligations)

Part B (Purchasers’ obligations)

Part C (General)

Schedule 2 (Permitted Leakage)

Schedule 3 (Warranties)

Schedule 4 (Limitations on the Sellers’ liability)

Schedule 5 (Restricted Actions)

ATTACHMENTS

Part A (Basic information about RD Europe)

Part B (Basic information about RD Europe’s subsidiaries)

Attachment 2 (Basic information about RD Inc. and its subsidiary)

Part A (Basic information about RD Inc.)

Part B (Basic information about RD Inc.’s subsidiary)

Attachment 3 (Properties)

Attachment 4 (Permitted Payments)

Attachment 5 (Bonus Schedule)

Attachment 6 (Waivers and consents)

Attachment 7 (Funds flow memorandum)

Attachment 8 (Certain disclosure)

AGREED FORM DOCUMENTS

Document 1 (Warranty Insurance Policies)

Document 2 (Transfer for RD Inc. Target Shares)

Document 3 (Transfer for RD Europe Target Shares)

Document 4 (Indemnity for lost share certificate)

Document 5 (Resignation letter)

Document 6 (Resignation letter)

Document 7 (Irrevocable power of attorney)

Document 8 (Acknowledgement)

Document 9 (Agreed form press announcements)

Document 10 (Certificate)

Document 11 (Indemnity for lost share certificate)

EXECUTION VERSION

THIS AGREEMENT is made on 21 July 2014

BETWEEN:

1.	RETAIL DECISIONS LIMITED whose registered office is at Red House, Brookwood, Woking, Surrey GU24 0BL (registered in England and Wales, No. 3885583) (“RDL”);

2.	CARDCAST LIMITED whose registered office is at Red House, Brookwood, Woking, Surrey GU24 0BL (registered in England and Wales, No. 3119366) (“Cardcast”),

(each a Seller, and together the “Sellers”); and

3.	ACI WORLDWIDE CORP. whose registered office is at 6060 Coventry Drive, Elkhorn, Nebraska 68002 (incorporated in Nebraska) (“ACI US”); and

4.	APPLIED COMMUNICATIONS INC. U.K. HOLDING LIMITED whose registered office is at 55/57 Clarendon Road, Watford, Hertfordshire, WD17 1FQ (registered in England and Wales, No. 2874853) (“ACI UK”)

(each a “Purchaser”, and together, the “Purchasers”).

BACKGROUND:

(A)	RDL is the legal and beneficial owner of the Target Shares in Retail Decisions Europe Limited (“RD Europe”). Cardcast is a wholly-owned subsidiary of RDL and is the legal and beneficial owner of the Target Shares in Retail Decisions, Inc. (“RD Inc.”, RD Europe and RD Inc. each being a “Company”, and together the “Companies”).

(B)	RD Europe is a private company limited by shares, incorporated in England and Wales with registered number 3142903. Particulars of RD Europe and its subsidiaries are set out in Attachment 1 (Basic information about RD Europe and its subsidiaries).

(C)	RD Inc. is a New Jersey corporation with registered number 0100248518. Particulars of RD Inc. and its subsidiary are set out in Attachment 2 (Basic information about RD Inc. and its subsidiary).

(D)	RDL has agreed to sell its RD Europe Target Shares to ACI UK and procure the sale of Cardcast’s RD Inc. Target Shares to ACI US, Cardcast has agreed to sell its RD Inc. Target Shares to ACI US, and the Purchasers have agreed to purchase and pay for the RD Europe Target Shares and the RD Inc. Target Shares, in each case on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:

“Accounts”	means the audited financial statements of each Company for the accounting reference period ended on the Accounts Date, prepared in accordance with applicable legislation as in force in respect of such accounting reference period, comprising in each case, the balance sheet, the profit and loss account and the notes to such financial statements, together with, where provided, the auditor’s and directors’ reports;

“Accounts Date”	means 31 December 2013;

“Agency Litigation”	has the meaning given in sub-clause 2.5(B);

“Anti-Trust Condition”	has the meaning given in sub-clause 2.3(A);

“Assets”	means, with respect to any person, all land, buildings, improvements, leasehold improvements, furniture, furnishings, fixtures, facilities, machinery and equipment and other assets, real or personal, tangible or intangible, owned or leased by such person or any of its subsidiaries;

“Books and Records”	has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks, discs or tapes or other machine legible programs or other records (excluding software);

“Bonus Amounts”	means the amounts referred to in Attachment 5 (Bonus Schedule);

“Budget”	has the meaning given in paragraph (B) of Schedule 5 (Restricted Actions);

“Business Day”	means a day (other than a Saturday or a Sunday) on which commercial banks are open for general banking business in London;

“Business Warranties”	means the Warranties set out in paragraphs 4 to 20 of Schedule 3 (Warranties);

“Code”	means the United States Internal Revenue Code of 1986, as amended through the date hereof;

“Company” or “Companies”	have the meaning given to them in Recital A;

“Competition Laws”	means any law or regulation governing monopolies, agreements in restraint of trade or the lessening of competition through merger or acquisition, including but not limited to merger control or foreign investment laws, statutes or regulations;

“Completion”	means completion of the sale and purchase of the Target Shares to be sold under this Agreement;

“Completion Date”	means the fifth Business Day following the day on which the Anti-Trust Condition shall have been satisfied or waived in accordance with this Agreement or such other date as the parties may agree;

“Conditions”	has the meaning given in sub-clause 2.3;

“Consideration”	has the meaning given in sub-clause 3.1;

“Contract”	means any contract, purchase order, sales order, license, lease and other agreement, commitment, arrangement and understanding which, in each case, is legally binding on any member of the Target Group;

“Coverage Amount”	means USD 205,000,000 (two hundred and five million dollars);

“Data Room”	means the Project Jupiter electronic data room (which can be found at https://login.bmcgroup.com/Login.aspx (which, for the avoidance of doubt, is not incorporated by reference in this Agreement or any other Share Purchase Document), as of 2 Business Days prior to the date hereof (unless otherwise agreed by RDL and ACI US in writing), a copy of which has been placed on a disc, by the data room provider on behalf of RDL, and provided to the Purchasers;

“Debt Commitment Letter”	has the meaning given in sub-clause 25.1;

“Disclosure Bundle”	has the meaning given in the Disclosure Letter;

“Disclosure Letter”	means the letter dated the date hereof written by RDL to the Purchasers for the purposes of paragraph 8 of Schedule 4 (Limitations on the Sellers’ liability) and delivered to the Purchasers before the execution of this Agreement;

“Documents”	means Document 1 through Document 11;

“DOJ”	has the meaning given in sub-clause 2.4(A);

“Employee Bonuses”	means the payments or accruals made or to be made after the Lock Box Date to certain employees as set out in Attachment 5 (Bonus Schedule), the aggregate amount of which payments or accruals shall not exceed the aggregate Bonus Amounts;

“Encumbrances”	means any lien, pledge, charge (whether fixed or floating), mortgage, option, guarantee, right of pre-emption, power of sale, right of first refusal or first offer or other third party right, right to acquire, transfer restriction, assignment (including assignment by way of security), usufruct, hypothecation, retention of title, trust arrangement for the purpose of providing security or other security interest or arrangement of any kind and any agreement to create any of the foregoing;

“ERISA”	means the United States Employee Retirement Income Security Act of 1974, as amended;

“Fairly Disclosed”	means, as disclosed at the date of this Agreement, disclosed in sufficient detail to enable a reasonably advised purchaser to determine the nature, scope and effect of such disclosure, provided that a matter will only be deemed “Fairly Disclosed” if and only to the extent that disclosure in respect of such matter is accurate in all material respects, provided further that nothing disclosed in the Supplemental Disclosure Letter shall be deemed or treated to be “Fairly Disclosed” for the purposes of the use of this definition;

“Financing Sources”	has the meaning given in sub-clause 25.1;

“FTC”	has the meaning given in sub-clause 2.4(A);

“Hardware”	means any and all (i) computers, telecommunications and network equipment, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment and any other items that connect with any or all of them which in each case are owned or used by the Companies; (ii) operation user manuals relating to items in paragraph (i) of this definition; (iii) maintenance manuals relating to items in paragraph (i) of this definition; and (iv) documentation associated with any of the foregoing (but not including Software);

“HSR Act”	has the meaning given in sub-clause 2.3;

“HSR Filing”	has the meaning given in sub-clause 2.4(A);

“Indebtedness”	means outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any prepayment premiums, commissions, fees, costs, penalties or expenses) arising under, or any obligations of any member of the Target Group consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (including any related interest accruals and payments in kind), as well as indebtedness owing to any affiliate of any member of the Target Group (which affiliate is not a member of the Target Group), and any guarantee of the foregoing of another person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security (including any related interest accruals and payments in kind), (iii) all net payments required to be made in the event of an early termination of outstanding interest rate, currency and other hedging agreements, (iv) liabilities relating to unfunded obligations with respect to defined benefit retirement and supplemental benefit plans of any member of the Target Group, (v) finance lease obligations, (vi) all obligations issued or assumed as the deferred purchase price of property or services, (vii) all outstanding liabilities relating to reorganisation or restructuring activities; (viii) all severance payments and liabilities resulting from the consummation of the transactions contemplated by this Agreement, (ix) all payments resulting from the consummation of the transactions contemplated by this Agreement pursuant to any employee bonus plan liabilities and other liabilities relating to retention payments initiated by the Sellers subsequent to the date of this Agreement; and (x) all obligations as an account party, guarantor or surety with respect to the obligations of a type described in paragraphs (i) through (ix) above of any person;

“Information Technology”	means Hardware and Software;

“Injunction”	has the meaning given in sub-clause 2.6;

“Insurers”	means together, Beazley Furlonge Limited and Lloyd’s ANV Syndicate 1861;

“Intellectual Property”	means patents (including all re-issues, divisionals, continuations, continuations-in-part and extensions and re-examinations thereof), petty patents, trademark and service marks, trade and business names, design rights, works of authorship, whether or not subject to copyright protection, semi-conductor chip topography rights, , copyrights, moral rights, database rights, rights in inventions and invention disclosures, and any other similar intellectual property rights which may subsist in any part of the world and whether registered or issued or not, including any registration of such rights, pending applications for such rights, and rights to apply for such registrations;

“Interim Period”	means the period from (and including) the date of this Agreement up to (and including) Completion or, if earlier, the termination or recission of this Agreement in accordance with its terms;

“Intra-Group Loan”	has the meaning given in sub-clause 3.3;

“Intra-Group Loan Amount”	has the meaning given in sub-clause 3.3;

“IRS”	means the Internal Revenue Service of the United States;

“Law” or “Laws”	means any applicable statute, law, legislation, decision, decree, order, instrument, by-law, ordinance, rule or regulation and other legislative measures or decisions having the force of law, treaties, conventions, rules of common law and all other laws of, or having effect in, or judgment in, any applicable jurisdiction, in each case which is legally binding from time to time on the relevant person or in respect of the relevant matter as the context requires;

“Leakage”	means the occurrence of one or more of the events set out in sub-clause 6.2;

“Lock Box Date”	means 1 January 2014;

“Long Stop Date”	means 5.30 p.m. on 14 November 2014 or such later time and date as may be agreed in writing by ACI US and RDL;

“Losses”	means any costs, damages, expenses, liabilities or losses but excluding any and all of the foregoing to the extent they comprise amounts in respect of indirect or consequential losses including loss of profit, loss of reputation, lost management or employee time or lost opportunity costs;

“Material Contract”	means any written contract to which a member of the Target Group is a party and under which it has (or in the case of the financial year 1 January 2014 to 31 December 2014, it is expected to have) ongoing obligations (other than confidentiality or similar obligations) calling for payments by any party thereto in excess of £250,000 (or the equivalent of that amount in any other currency), individually or in aggregate, (i) in the financial year 1 January 2013 to 31 December 2013; or (ii) the financial year 1 January 2014 to 31 December 2014;

“Management Accounts”	means the unaudited management accounts of each subsidiary of each Company for the financial year from 1 January 2013 to the Accounts Date, comprising in each case, the balance sheet and, where applicable, the profit and loss account, copies of which are provided in folder 2.3.13 in the Data Room;

“No Leakage Undertakings”	has the meaning given in sub-clause 6.1;

“Non-US Employee”	means an employee of any member of the Target Group, save for any employee of RD Inc. or ReD Consulting, Inc.;

“Palamon Group”	means Palamon European Equity II, LP, Palamon European Equity II “BOA”, LP, Palamon Capital Partners, LP, Palamon Capital Partners, LLP, and Palamon Capital Partners Limited (and “member of the Palamon Group” shall mean any one of the above);

“Permitted Leakage”	has the meaning given in Schedule 2 (Permitted Leakage);

“Permitted Payments”	means the amounts set out in Attachment 4 (Permitted Payments);

“Plans”	has the meaning given in sub-paragraph 13.2 of Schedule 3 (Warranties);

“Policies”	has the meaning given in sub-paragraph 15.1 of Schedule 3 (Warranties);

“Pre-Completion Undertakings”	has the meaning given in sub-clause 5.1;

“pre-contractual statement”	has the meaning given in sub-clause 13.3;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world owned, leased or licensed by members of the Target Group, details of which are set out in Attachment 3 (Properties);

“Purchasers’ Group”	means the Purchasers, their subsidiaries and subsidiary undertakings, any holding company of the Purchasers and all other subsidiaries of any such holding company from time to time (including, after Completion, to the extent applicable, the Target Group from time to time) (and “member of the Purchasers’ Group” shall mean any one of the above);

“RD Europe”	has the meaning given in Recital A;

“RD Inc.”	has the meaning given in Recital A;

“Relevant Authority”	means any federal, state or local government, political subdivision, governmental, regulatory or administrative authority, agency, body or commission, self-regulatory organisation or any court, tribunal or judicial body;

“Relevant Indebtedness”	means outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any prepayment premiums, commissions, fees, costs, penalties or expenses) arising under, or any obligations of any member of the Target Group to National Westminster Bank plc, Royal Bank of Scotland plc or any other bank or any other person (other than a member of the Target Group) consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (including any related interest accruals and payments in kind), as well as indebtedness owing to any affiliate of any member of the Target Group (which affiliate is not a member of the Target Group) (other than trade credit in the ordinary course of business consistent with past practice), and any guarantee of the foregoing of another person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security (including any related interest accruals and payments in kind), (iii) all net payments required to be made in the event of an early termination of outstanding interest rate, currency and other hedging agreements, (iv) liabilities relating to unfunded obligations with respect to defined benefit retirement and supplemental benefit plans of any member of the Target Group, (v) all obligations issued or assumed as the deferred purchase price of property or services (other than trade credit in the ordinary course of business consistent with past practice), (vi) all payments resulting from the consummation of the transactions contemplated by this Agreement pursuant to any employee bonus plan liabilities and other liabilities relating to retention payments initiated by the Sellers subsequent to the date of this Agreement; and (vii) all obligations as an account party, guarantor or surety with respect to the obligations of a type described in paragraphs (i) through (vii) above of any person;

“Restricted Actions”	has the meaning given in Schedule 5 (Restricted Actions);

“Retained Group”	means each Seller, its subsidiaries and subsidiary undertakings from time to time, any holding company and all other subsidiaries or subsidiary undertakings of any such holding company (except members of the Target Group) (and “member of the Retained Group” shall mean any one of the above);

“Second Request”	has the meaning given in sub-clause 2.5(B);

“Seller Related Persons”	means any member of the Retained Group, any member of the Palamon Group or any of their directors, officers, shareholders, partners, managers and employees;

“Sellers’ Solicitors”	means Slaughter and May;

“Senior Employee”	has the meaning given in sub-paragraph 13.1 of Schedule 3 (Warranties);

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Share Purchase Documents”	means this Agreement, the Disclosure Letter, the Supplemental Disclosure Letter and any other agreements entered into pursuant to this Agreement;

“Software”	means any and all computer programs in both source and object code form, including all modules, routines and subroutines thereof and all related source and other related preparatory materials including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto;

“Substantial Customer or Supplier”	has the meaning given to it in sub-paragraph 19.1 of Schedule 3 (Warranties);

“Supplemental Disclosure Letter”	means the supplement to the Disclosure Letter prepared by RDL in accordance with sub-clause 7.9, and if required, to be delivered by RDL to the Purchasers at Completion;

“Target Group”	means each Company and all of its subsidiaries (and “member of the Target Group” shall mean any one of the above);

“Target Shares”	means all of the issued shares in the capital of RD Europe (the “RD Europe Target Shares”) and all of the issued shares in the capital of RD Inc. (the “RD Inc. Target Shares”);

“Tax”	means all taxes, levies, duties, tax imposts, national insurance contributions, tax charges and tax withholdings of any nature whatsoever and any charge of a similar nature, wheresoever due, including (without limitation) taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property, together with all penalties, fines, charges and interest relating to any of them;

“Tax Authority”	means any taxing, revenue or other authority (whether within or outside the United Kingdom) competent to impose any liability to, or assess or collect, any Tax;

“Tax Legislation”	means any directive, statute, enactment, law, regulation or similar measure, wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant directive, statute, enactment, law, regulation or similar measure, in each case as amended, modified or re-enacted from time to time;

“Tax Return”	means any return, declaration, report, estimate, claim for refund or other similar statement filed or required to be filed with any Tax Authority in connection with, any Taxes, including any schedule, form, attachment thereto or amendment thereof;

“Tax Warranties”	means the Warranties set out in paragraph 14 of Schedule 3 (Warranties);

“Third Party”	has the meaning given in sub-clause 22.1;

“Third Party Claim”	has the meaning given in paragraph 5 of Schedule 4 (Limitations on the Sellers’ Liability);

“Third Party Rights Clauses”	has the meaning given in sub-clause 22.1;

“Transaction”	means the sale and purchase of the Target Shares contemplated by this Agreement;

“Transaction Expenses”	means all costs in relation to the transactions contemplated by this Agreement including (a) all fees, costs and expenses of external advisers (including but not limited to investment bankers, attorneys and accountants) engaged by the Retained Group or a member of the Target Group in relation to the Transaction, including but not limited to running the Data Room; (b) all Transaction-related bonuses or accelerated benefits payable to any officer, director, employee or shareholder of any member of the Target Group as a result of the Transaction; and (c) all amounts payable to any officer, director, employee, shareholder or affiliate of any member of the Target Group in respect of share capital owned (including restricted share capital) in any member of the Target Group or the Retained Group by, and options to purchase share capital in any member of the Target Group or the Retained Group granted to, any officer, director, employee, shareholder or affiliate of any member of the Target Group as a result of the Transaction;

“US Senior Employee”	means an employee of RD Inc. or ReD Consulting, Inc. who is entitled to basic salary at a rate, or (in the case of fluctuating amounts) an average annual basic salary over the last three financial years, in excess of £100,000 (or the equivalent of that amount in any other currency);

“VAT”	means (i) within the European Union, any tax imposed by any Member State in conformity with the Council Directive on the common system of value added tax (2006/112/EC); and (ii) outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (i) of this definition;

“Warranties”	means the warranties given by RDL pursuant to clause 7 (RDL’s Warranties and Sellers’ undertakings) and set out in Schedule 3 (Warranties) and “Warranty” shall be construed accordingly;

“Warranty Claim”	means any claim in respect of any breach of, or inaccuracy in, any Warranty;

“Warranty Insurance Policies”	means the policies attached to this Agreement in agreed form at Document 1 (being Document 1(a) (Warranty Insurance Policy (Beazley)) and Document 1(b) (Warranty Insurance Policy (ANV)); and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules, Documents and Attachments are to clauses, sub-clauses, paragraphs, sub-paragraphs of and Schedules, Attachments and Documents to this Agreement;

(B)	references to any document in the “agreed form” means that document in a form agreed by ACI US and RDL and either (i) initialled for the purposes of identification by them; or (ii) attached to this Agreement as a Document;

(C)	use of any gender includes the other gender;

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of one or both of the Sellers under this Agreement;

(E)	a reference to a “party” shall include that party’s successors and permitted assigns;

(F)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(G)	references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(H)	the expressions “accounting reference period”, “allotment”, “body corporate”, “holding company”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Act 2006;

(I)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of sections 1122 and 1123 Corporation Tax Act 2010;

(J)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(K)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(L)	references to times are to London time;

(M)

(i)	references to the knowledge, belief or awareness of a Seller (or similar phrases) shall be limited to actual knowledge of the following persons, in each case after each of such person has made reasonable enquiries; provided that, solely in relation to the Warranties set out in paragraph 16 of Schedule 3 (Warranties), each of such person shall have made careful enquiries (including review of their own records and making enquiries of the persons with primary responsibility for compliance with anti-bribery and anti-corruption Laws):

(a)	Paul Stanley and Neshia Batchasingh in relation to the Warranties set out in paragraphs 1 to 20 of Schedule 3 (Warranties);

(b)	Yassaman Mahdavi in relation to the Warranties set out in paragraphs 1 to 3, 7 to 10, 15, 16 and 18 of Schedule 3 (Warranties);

(c)	Steve Bailey, Felicity O’Brien, Richard Rezek, Philip Stothard and Steve Watson in relation to the Warranties set out in paragraphs 6, 8 to 11 and 19 of Schedule 3 (Warranties);

(d)	Kieron Abernethy, Paul Avery, Erika Gallo, and Manish Patel in relation to the Warranties set out in paragraphs 6, 8 to 11, 16 and 19 of Schedule 3 (Warranties); and

(e)	Frances Armes in relation to paragraph 13 of Schedule 3 (Warranties);

(ii)	provided, further, that for the purposes of sub-clause 7.8, Fabio Giuseppetti and Ricardo Caupers shall have the same obligations as those of the persons listed in sub-paragraph (i) above;

(N)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(O)	any obligation on RDL or Cardcast not to do something includes an obligation not to allow or permit that thing to be done by, prior to Completion, the Target Group and the Retained Group; and, at or after Completion, the Retained Group;

(P)	references to equivalent amounts in other currencies are references to amounts in those currencies converted at the exchange rate published in the Financial Times on the date of this Agreement;

(Q)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement; and

(R)	the Schedules, Attachments and Documents form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules, Attachments and Documents.

2.	Sale and purchase

2.1	RDL shall sell the RD Europe Target Shares to ACI UK and Cardcast shall sell the RD Inc. Target Shares to ACI US, in each case with full title guarantee, and the relevant Purchasers shall purchase the relevant Target Shares free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion.

2.2	RDL waives all its rights of pre-emption over the RD Europe Target Shares and Cardcast waives all its rights of pre-emption over the RD Inc. Target Shares. RDL undertakes to take all steps necessary to ensure that any other rights of pre-emption over any of the RD Europe Target Shares are waived prior to Completion. Cardcast undertakes to take all steps necessary to ensure that any other rights of pre-emption over any of the RD Inc. Target Shares are waived prior to Completion.

2.3	The sale and purchase of the Target Shares pursuant to this Agreement is in all respects conditional upon:

(A)	all applicable filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) of the United States of America and the regulations made thereunder (collectively, the “HSR Act”) having been made and all applicable waiting periods under the HSR Act having expired or been terminated in relation to the Transaction (the “Anti-Trust Condition”);

(B)	no enforcement order having been issued or made by the Competition and Markets Authority or other UK Relevant Authority under section 72 of the UK Enterprise Act 2002 and notified to any of the parties prior to Completion, and remaining in force at Completion, which has the effect of making unlawful or otherwise prohibiting pre-emptive action, including the sale and purchase of the Target Shares;

(C)	no material adverse change having occurred between the date of this Agreement and Completion to the business or prospects of the Target Group as a whole, other than such a material adverse change that has arisen as a result of a change in general economic conditions in the United States of America and/or the United Kingdom. It is acknowledged that, without limitation, there will be such a material adverse change and that such change will not have arisen as a result of general economic conditions if:

(i)	the amount of “X” is greater than an amount equal to 20 per cent. of the Target Group’s revenues over the last 12 months prior to the date of this Agreement where X = Y – Z, where:

(a)	“Y” equals the total of, with respect to customer contracts which exist at the date of this Agreement and are terminated (or in respect of which a termination notice is given) by the relevant customer prior to Completion, the expected revenue of the Target Group in the year ended 31 December 2014 for such contracts; and

(b)	“Z” equals the total of, with respect to new customer contracts of the Target Group entered into between the date of this Agreement and Completion, the expected revenue of those contracts in the first 12 months of those contracts; or

(ii)	the Purchasers shall before Completion become aware of any matter which is a material breach of any of the Warranties set out at the following paragraphs of Schedule 3 (Warranties): paragraph 1 (Ownership of Target Shares), paragraph 2 (Capacity of the Sellers), paragraph 3 (Group Structure) and/or sub-paragraphs 10.1 to 10.6 (Intellectual Property and Information Technology). For the purposes of this sub-paragraph (ii), material in relation to sub-paragraphs 10.1 to 10.6 shall mean that the effect of the breach will be that the Target Group will not be able to operate lawfully its business in substantially the manner in which the business had been operated prior to the date hereof; and

(iii)	there is a material breach of the Warranties given at Completion that is adverse to the business of the Target Group (for the purposes of this sub-paragraph (iii) only, it is deemed that the Warranties are given at Completion without the disclosures in the Supplemental Disclosure Letter and sub-paragraph 8.2 of Schedule 4 (Limitations of Sellers’ liability) does not apply),

(D)	there being no material breach of the Pre-Completion Undertakings and the No-Leakage Undertakings which has not been remedied by RDL prior to Completion or waived in writing by a Purchaser,

(paragraphs (A), (B), (C) and (D) being together the “Conditions”).

2.4	RDL agrees to procure that RD Inc. (and if required, RD Europe), and the Purchasers agree to,

(A)	duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report form (the “HSR Filing”) (prepared and made in substantial compliance with the requirements of the HSR Act and other applicable Competition Laws) required under the HSR Act, no later than 10 Business Days from the date of this Agreement;

(B)	request early termination of the waiting period under the HSR Act upon making the HSR Filing; and

(C)	respond as promptly as practicable to any request for additional information and documentary material (other than pursuant to a Second Request or Agency Litigation, provision for which is made in sub-clauses 2.5 and 2.6), that may be requested by any Relevant Authority pursuant to the HSR Act.

2.5	RDL and the Purchasers will:

(A)	furnish to each other’s counsel such necessary information and reasonable assistance as such other counsel may request in good faith in connection with its preparation of any filing or submission to any Relevant Authority under the HSR Act (including the HSR Filing);

(B)	give each other prompt notice of any so-called “second request” for information by the DOJ pursuant to 16 C.F.R. §§ 801, et seq. (a “Second Request”) or any legal or other proceeding by or before any Relevant Authority pursuant to the HSR Act with respect to the Transaction (“Agency Litigation”), and respond as promptly as practicable thereto with the objective of causing Completion to occur as promptly as practicable;

(C)	promptly inform each other of any communication with any Relevant Authority regarding any Second Request, Agency Litigation or the Transaction and keep each other informed on a current basis as to the status of any such matter;

(D)	consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Relevant Authority in connection with any proceeding or communication relating to the HSR Act (including the HSR Filing); and

(E)	to the extent practicable, except as may be prohibited by any Relevant Authority or by any Laws, permit each other’s authorised representative to be present at each meeting or conference or telephone call with any representative of a Relevant Authority relating to any proceeding relating to the HSR Act and to have access to any document, opinion or proposal made or submitted to any Relevant Authority in connection with any such proceeding.

2.6	In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Relevant Authority or private party challenging the Transaction, RDL and the Purchaser will cooperate in all material respects with each other and use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction or delays Completion past the Long Stop Date (collectively, an “Injunction”); provided, however, that notwithstanding any other provision of this Agreement, (i) the Purchaser will be entitled to direct the defence of any legal, administrative or judicial action or proceeding in respect of the Transaction, or negotiations with any Relevant Authority or other person relating thereto, (ii) RDL will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Relevant Authority or other person with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling in relation to clearance under the HSR Act, except as specifically requested by or agreed with the Purchaser or its counsel, and (iii) RDL will use its commercially reasonable efforts to provide full and effective support of the Purchasers and its counsel in all such negotiations and discussions with representatives of any Relevant Authority or other person to the extent requested by counsel to the Company. RDL and the Purchasers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to clause 2 as “Outside Counsel Only Material” and may redact from any information provided to each other and their counsel any references to its valuation of the Target Group or each other.

2.7	RDL and the Purchasers will:

(A)	use their respective reasonable best efforts to obtain promptly (and in any event no later than the Long Stop Date) any clearance required under the HSR Act for the consummation of the Transaction;

(B)	use their respective reasonable best efforts to avoid or eliminate any impediment under any applicable law, rule or regulation that may be asserted by any Relevant Authority, or any other person, with respect to the Transaction so as to enable Completion to occur expeditiously (and in any event no later than the Long Stop Date);

(C)	use their respective reasonable best efforts to defend through Agency Litigation (or, if applicable, other litigation) on the merits any claim asserted in any court, administrative tribunal or hearing that the Transaction would violate under any applicable law, rule or regulation of any Relevant Authority in order to avoid entry of, or to have vacated or terminated, any Injunction; and

(D)	cause their respective inside and outside counsel to cooperate in good faith with the other’s counsel and other representatives and use their respective reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period at the earliest practicable dates (and in any event no later than the Long Stop Date).

2.8	Neither RDL nor the Purchasers shall, and shall procure that their respective affiliates (which in the case of (i) the Purchasers, shall mean each member of the Purchasers’ Group and (ii) RDL, shall mean each member of the Target Group) do not agree to, or take any other action which leads to, any voluntary extension or delay of the waiting periods under the HSR Act or the withdrawal of its “Notification and Report Form” pursuant to the HSR Act unless both RDL and ACI US have given their prior written consent to such extension, delay or withdrawal, except that, upon notice to RDL, the Purchasers may withdraw its HSR Filing in the event that counsel to the Purchasers recommends that such action be taken to avoid a Second Request or the initiation of Agency Litigation, in which event the Purchasers will refile their HSR Filing within two Business Days of its withdrawal; provided, however, that the Purchasers may not voluntarily withdraw and refile its HSR Filing more than two times without the prior consent of RDL.

2.9	Notwithstanding anything to the contrary contained in this Agreement, including any statement in this clause 2 (Sale and purchase), the Purchasers and members of the Purchasers’ Group shall not be required to commit to any divestiture, license, hold separate or other commitment, undertaking or arrangement, and RDL may not commit or offer to commit to any divestiture, license, hold separate or other commitment, undertaking or agreement, with respect to assets or conduct of business arrangements (whether in respect of the Purchasers, the Purchasers’ Group, RDL, or the Target Group) as a condition to obtaining any approval from any Relevant Authority for any reason. For the avoidance of doubt, the covenants in this clause 2 (Sale and purchase) will constitute the parties’ sole obligations with respect to efforts to obtain approvals of Relevant Authorities.

2.10	In the event that, prior to Completion, an enquiry letter is sent to any of the parties to this Agreement by any relevant authority about the Transaction pursuant to other applicable competition laws (other than the HSR Act), RDL (and if required, RD Inc. and/or RD Europe) and the Purchasers will cooperate with each other and use their respective reasonable best efforts to respond as promptly as practicable to any such enquiry in a manner that is reasonably satisfactory to the Purchasers, and, without limitation, RDL shall (and shall procure that RD Inc. and RD Europe shall) provide the Purchasers and their counsel, and the Purchasers shall provide RDL, with a level of cooperation that is at least equivalent to that envisaged in sub-clauses 2.4 to 2.9, inclusive.

2.11	If the Conditions are not fulfilled in accordance with sub-clause 2.3 (or waived by the Purchasers agreeing to proceed to Completion notwithstanding such non-fulfilment) on or before the Long Stop Date (provided, for the avoidance of doubt, that Completion has not taken place), then, subject to sub-clause 2.12, each of the Sellers and the Purchasers may terminate this Agreement by written notice to the other party.

2.12	If this Agreement is terminated in accordance with sub-clause 2.11, all obligations of the Sellers and the Purchasers under this Agreement shall end (except for the provisions of this sub-clause 2.12, clause 15 (Announcements), clause 16 (Confidentiality) and sub-clause 17.4) including (for the avoidance of doubt) all rights, remedies, obligations and liabilities of the parties which have accrued up to and including the date of termination (save for rights, remedies, obligations and liabilities of the parties accrued up to and including the date of termination pursuant to (i) a breach of such parties’ obligations set forth in sub-clauses 2.4 to 2.10 and clause 11 (No Shop); and (ii) fraud or fraudulent misrepresentation by a party, which shall continue to exist.

2.13	The Purchasers may, to such extent as they think fit (in their absolute discretion) and are legally entitled to do so, waive any of RDL’s obligations set forth in Part A of Schedule 1 (Completion arrangements) by notice in writing to RDL.

3.	Consideration

3.1	At Completion, the total consideration (“Consideration”) payable by the Purchasers for the sale of the Target Shares shall be an amount in cash equal to:

(A)	the sum of USD 205,000,000 (two hundred and five million dollars) in cash; minus

(B)	an amount equal to the Intra-Group Loan Amount discharged by the Purchasers pursuant to sub-clause 3.3.

payable in accordance with clause 4 (Completion), in the manner described in Attachment 7 (Funds Flow Memorandum).

3.2	The parties to this Agreement agree that the Consideration shall be allocated and apportioned between the Target Shares as follows:

(A)	USD 112,750,000 (one hundred and twelve million, seven hundred and fifty thousand dollars) for the RD Europe Target Shares; and

(B)	USD 92,250,000 (ninety two million, two hundred and fifty thousand dollars) for the RD Inc. Target Shares (minus, if any, the amount referred to in sub-clause 3.1(B)).

3.3	In addition, in accordance with clause 4 (Completion), the Purchasers agree to discharge the debt owed by RD Inc. to RDL (“Intra-Group Loan”) by paying to RDL at Completion, to the extent the same is still outstanding, the sum of £1,237,000 (one million, two hundred and thirty seven thousand pounds) plus the amount of interest accrued on the Intra-Group Loan daily at a rate of 6.75 per cent. per annum from 31 July 2014 to and including Completion in pounds in cash, in accordance with clause 4 (Completion) (such aggregate sum that is payable being the “Intra-Group Loan Amount”). For the avoidance of doubt, it is hereby clarified that upon discharge of the Intra-Group Loan Amount at Completion, no member of the Target Group shall have any Relevant Indebtedness. RDL hereby undertakes to pay to the Purchasers (or, if so directed by the Purchasers, to a member of the Target Group) in immediately available funds, within 15 Business Days of receipt of a written notice from the Purchasers setting out in reasonable detail the nature of any such Relevant Indebtedness (referred to in the previous sentence) of any member of the Target Group in excess of the Intra Group Loan Amount, an amount equal to the amount of that Relevant Indebtedness.

3.4	Except for a payment made pursuant to sub-clause 3.3, any payment made by any of the parties pursuant to this Agreement shall (so far as possible) be treated as an adjustment to the Consideration for the Target Shares to the extent of the payment. Any such adjustment to the Consideration shall (so far as possible) be allocated and apportioned to the Target Shares to which the matter giving rise to the adjustment relates and, to the extent that the adjustment cannot properly be so allocated or apportioned, pro rata to the allocation and apportionment of the Consideration in sub-clause 3.2. Any payment made pursuant to sub-clause 3.3 shall be treated as a payment to RDL from RD Inc.

3.5	Notwithstanding anything in this Agreement to the contrary:

(A)	RD Inc. shall be entitled to repay some or all of the Intra-Group Loan (including accrued interest) by making a payment in cash to RDL in the Interim Period, and to the extent of such repayment the Intra-Group Loan Amount shall be reduced accordingly;

(B)	RD Europe shall be entitled to pay a cash distribution to RDL of an amount equal to £1,918,000 (one million, nine hundred and eighteen thousand pounds) less the amount paid pursuant to sub-clause 3.5(A);

(C)	any member of the Target Group can transfer funds (by way of distribution or otherwise) to RD Inc. and RD Europe to facilitate the payments referred to in this sub-clause 3.5; and

(D)	the total amount that may be paid by RD Inc. and RD Europe pursuant to sub-clause 3.5(A) and (B) shall not exceed £1,918,000 (one million, nine hundred and eighteen thousand pounds).

4.	Completion

4.1	Completion shall take place at 10 a.m. or such other time as RDL and ACI US shall agree on the Completion Date at the offices of the Sellers’ Solicitors at One Bunhill Row, London EC1Y 8YY or such other venue as may be agreed between RDL and ACI US.

4.2	At Completion, RDL shall do, and shall procure that Cardcast does, those things listed in Part A of Schedule 1 (Completion arrangements) and the Purchasers shall do those things listed in Part B of Schedule 1 (Completion arrangements). Completion shall take place in accordance with Part C of Schedule 1 (Completion arrangements).

4.3	None of the parties to this Agreement shall complete the sale and purchase of any of the Target Shares to be sold pursuant to this Agreement unless the sale and purchase of all of the Target Shares is completed simultaneously.

4.4	Without any limitation on sub-clause 2.11, no party shall be entitled to rescind or terminate this Agreement (whether before or after Completion) for breach of any of the warranties or other obligations set out in this Agreement, other than pursuant to any such rights which arise in respect of fraudulent misrepresentation.

4.5	If the respective obligations of RDL and/or the Purchasers under sub-clause 4.2 and Part A and Part B of Schedule 1 (Completion arrangements) are not complied with in any material respect, the Purchasers (in the case of non-compliance by RDL) or, as the case may be, RDL (in the case of non-compliance by any of the Purchasers) may:

(A)	defer Completion (so that the provisions of this clause 4 shall apply to Completion as so deferred);

(B)	proceed to Completion as far as practicable (without limiting the Purchasers’ or, as the case may be, the Sellers’ rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the party who has not complied in the event that the relevant non-compliance has continued un-remedied for 10 Business Days.

4.6	If this Agreement is terminated in accordance with sub-clause 4.5 (and without limiting any party’s right to claim damages), all obligations of the Sellers and the Purchasers under this Agreement shall end (except for the provisions of this sub-clause 4.6, clause 15 (Announcements) and clause 16 (Confidentiality)) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.7	Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding Completion.

5.	Pre-Completion Undertakings

5.1	Subject to sub-clause 5.2, at all times during the Interim Period, RDL shall procure that:

(A)	the business of the Target Group as a whole shall continue to be carried on in the ordinary course in compliance in all material respects with all Laws applicable to them and in substantially the same manner as such business was carried on at the date of this Agreement (unless one of the Purchasers gives its written consent otherwise);

(B)	each member of the Target Group shall pay all premiums due on, and use all reasonable endeavours to maintain in effect, each insurance policy of each member of the Target Group in effect as of the date of this Agreement; and

(C)	no member of the Target Group shall take any Restricted Action,

(sub-paragraphs (A), (B) and (C) above, together, the “Pre-Completion Undertakings”).

5.2	Sub-clause 5.1 and Schedule 5 (Restricted Actions) shall not operate so as to restrict or prevent:

(A)	any commercially reasonable action reasonably undertaken by any member of the Target Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof, but only for so long as such emergency or disaster situation continues and solely to the extent necessary to mitigate its effects, and provided that Sellers shall, to the extent practicable, consult with the Purchasers in advance of any such action and in any event provide prompt written notice to the Purchasers of any action so undertaken;

(B)	any matter contemplated in this Agreement (including but not limited to the matters set out in Schedule 2 (Permitted Leakage)) or the other Share Purchase Documents;

(C)	any act permitted by sub-clause 3.5;

(D)	the restoration of Retail Decisions IS Limited, the return of the dividend paid by Retail Decisions IS Limited to RD Europe or the subsequent payment of a distribution to RD Europe from the distributable profits of Retail Decisions IS Limited;

(E)	any matter undertaken at the written request of a Purchaser;

(F)	any act or conduct which any member of the Target Group is required to take, or omit to take, as a result of, or in order to comply with law or regulation; or

(G)	any matters necessary to be undertaken in order to comply with the requirements of any Relevant Authority.

6.	No Leakage Undertakings

6.1	RDL warrants and undertakes to the Purchasers that, in the period from and including the Lock Box Date until (and including) the date of this Agreement, there has not been any Leakage, and at all times during the Interim Period, there shall not be any Leakage, in each case, other than Permitted Leakage (together, the “No Leakage Undertakings”).

6.2	For the purposes of this Agreement, the term “Leakage” means:

(A)	any interest payment or any dividend or distribution (cash or non-cash) declared, paid, made or agreed or obligated to be made by any member of the Target Group to any Seller Related Persons;

(B)	any payments made or agreed to be made by any member of the Target Group to any Seller Related Persons for the purchase, redemption, repurchase, repayment or acquisition of any share capital or other securities of any Seller Related Persons or any other return of capital to any Seller Related Persons;

(C)	any issuance or sale of any securities of any member of the Target Group to any Seller Related Persons;

(D)	any transfer of its assets by any member of the Target Group to, or for the benefit of, any Seller Related Persons, or assumption, indemnification or incurrence by any member of the Target Group of any liability of, or for the benefit of, any Seller Related Persons or any repayment of Indebtedness by any member of the Target Group to any of the Seller Related Persons or payment by any member of the Target Group of Tax due by the Seller Related Persons, or any agreement or obligation to take such action;

(E)	any waiver, release, or agreement to waive or release, by any member of the Target Group in favour of any of the Seller Related Persons, or any failure by any Seller Related Persons to pay when due, any sum or obligation due by it to any member of the Target Group;

(F)	any waiver, release, or agreement to waive or release, by any member of the Target Group in favour of any of the Seller Related Persons any claims in respect of any Contract with any of the Seller Related Persons;

(G)	any other payment paid, made or agreed to be made (including a management charge or fee, monitoring fee, service or directors’ fees, bonuses or other compensation of any kind or of any nature) by any member of the Target Group to, or for the benefit of, any Seller Related Persons;

(H)	any Transaction Expenses to the extent paid, payable, assumed, indemnified or incurred by any member of the Target Group but not including any amounts paid prior to the Lock Box Date; or

(I)	the payment or agreement to pay by any member of the Target Group of any fees, costs or Tax or other amounts as a result of any of the matters referred to in sub-paragraphs (A) to (H) above.

6.3	If there is a breach of any of the No Leakage Undertakings by any Seller Related Persons, RDL covenants to pay to the Purchasers (or, if so directed by the Purchasers, to a member of the Target Group) in immediately available funds, within 15 Business Days of receipt of a written notice from the Purchasers setting out in reasonable detail the nature of any Leakage received by any member of the Retained Group or member of the Palamon Group in breach of the No Leakage Undertakings, an amount equal to the amount which, if received by a member of the Target Group, would put the Purchasers into the financial position which would have existed, had there been no breach of the No Leakage Undertakings by any Seller Related Persons.

7.	RDL’s Warranties and Sellers’ undertakings

7.1	RDL warrants to the Purchasers in the terms of the Warranties as at the date of this Agreement and at Completion.

7.2	Each Warranty shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

7.3	RDL’s liability under or in respect of the Warranties or any Warranty Claim shall be subject to the limitations set out in Schedule 4 (Limitations on the Sellers’ liability) (including, in particular sub-paragraphs 1.1 and 1.2 of such Schedule 4).

7.4	Each Seller undertakes to deliver to one of the Purchasers at the same time as the execution of this Agreement a copy (certified by a director or the secretary of the relevant Seller to be a true copy of a resolution then in force) of the resolution of the directors of the relevant Seller authorising the execution by that Seller of each of the Share Purchase Documents to which it is a party and the performance of its obligations under those Share Purchase Documents when they fall due.

7.5	The Sellers undertake, if any claim is made against any of the Sellers in connection with the sale of the Target Shares to the Purchasers, (except in the case of fraud or dishonesty by the relevant person) not to make any claim against any member of the Target Group or any director, employee, agent or adviser of any member of the Target Group on whom it may have relied before agreeing to any term of the Share Purchase Documents, delivering any certificate pursuant to any Share Purchase Document or authorising any statement in the Disclosure Letter or the Supplemental Disclosure Letter.

7.6	RDL shall pay to the Purchasers an amount equal to the premium and any insurance premium tax payable in respect of that amount to the Insurers in respect of, and in accordance with the terms of, the Warranty Insurance Policies as set out in Document 1 (Warranty Insurance Policies) (save for any additional premium and insurance premium tax payable as a result of extending coverage under the Warranty Insurance Policies from 18 months to 36 months, such additional premium and insurance premium tax being Purchasers’ responsibility), such obligation to pay being conditional on the Purchaser providing RDL at the date of this Agreement with a fully executed copy of the Warranty Insurance Policies. For the avoidance of doubt, RDL will have no liability under this sub-clause 7.6 to pay any sum which is not set out in Document 1 and/or which arises as a result of amendments made to the Warranty Insurance Policies after the date of this Agreement.

7.7	Any obligation of RDL to make a payment to the Purchasers pursuant to sub-clause 7.6 shall be satisfied and discharged in full by way of set-off against the Consideration payable by the Purchasers at Completion, which set-off shall constitute satisfaction and discharge of RDL’s obligation to make such payment and the Purchasers’ obligation to pay an amount of the Consideration (to RDL) equal to such payment.

7.8	If, prior to Completion, a member of the board of RDL (being Fabio Giuseppetti, Ricardo Caupers, Paul Stanley and Neshia Batchasingh) becomes aware that a breach of the Warranties given at the date of this Agreement has occurred or could reasonably be expected to occur, RDL shall notify ACI US of that breach as promptly as practicable of that board member becoming so aware.

7.9	Without prejudice to the Purchasers’ rights under sub-clause 2.11 or RDL’s obligation under sub-clause 7.8, for the purposes of sub-clause 7.1:

(A)	all Warranties which are given by reference to RDL’s knowledge, awareness or belief will be repeated by RDL at Completion by reference to RDL’s knowledge, awareness or belief as at the Completion Date. However, if RDL knows, becomes aware of or believes any fact, matter or circumstance after the date of this Agreement which would cause any such Warranty to be untrue when repeated at Completion, they may disclose such fact, matter or circumstance in the Supplemental Disclosure Letter;

(B)	for the purposes of repeating at Completion each of the Warranties which refers to information disclosed, RDL shall be entitled to update the Disclosure Letter provided that any such updates shall only be permitted in respect of information relating to events or matters occurring after the date of this Agreement and before Completion, such updates to be included in the Supplemental Disclosure Letter;

(C)	without prejudice to the Sellers’ right to make further supplemental disclosures thereafter in the Supplemental Disclosure Letter, the Supplemental Disclosure Letter shall be sent in draft form to the Purchasers no later than three (3) clear Business Days prior to the Completion Date; and

(D)	all references to “Disclosure Letter” in the Warranties shall be references to the Disclosure Letter in respect of Warranties given at the date of this Agreement and the Disclosure Letter and Supplemental Disclosure Letter in respect of Warranties given at Completion. For the avoidance of doubt, nothing in this sub-paragraph 7.9(D) is intended to limit the provisions of sub-clause 7.10.

7.10	For the avoidance of doubt, nothing contained in the Supplemental Disclosure Letter shall operate to reduce or limit the liability of RDL for breach of any of the Warranties given at the date of this Agreement or to reduce or limit the operation of sub-clause 2.3(C).

7.11	It is acknowledged that RDL is giving the Warranties under sub-clause 7.1 of this Agreement and RDL acknowledges that it will not be entitled to claim that it has not given or is not liable under the Warranties (including in respect of a Warranty Claim) because it is not the direct holder and Seller of the RD Inc. Target Shares and Cardcast is not giving the Warranties.

7.12	RDL shall take all reasonable endeavours to have obtained, prior to Completion, a waiver of each of the counterparties’ right to terminate the applicable agreement identified in Data Room at item 3.1.13.9, 3.1.3.2, 3.1.2.1, 3.1.22.1, 2.10.1.10.1 and 3.11.2.6 (each of which counterparty is listed on Attachment 6) upon a change of control of applicable member of the Target Group.

7.13	RDL undertakes that (i) the members of the Retained Group shall, collectively, surrender sufficient losses, relief, allowance, credit, deduction, exemption or set-offs in respect of any Tax to RD Europe so as to permit RD Europe to fully offset any liability to Tax on income in respect of the year ending December 31, 2013 in making its Tax Return for that period, provided that RDL’s maximum liability under this sub-clause 7.13(i) shall be capped at an amount equal to the Tax payable by RD Europe on its taxable income for such year, and (ii) without the prior written consent of ACI UK, no member of the Retained Group shall file an amendment to any Tax Return that has been filed that adversely affects the losses, relief, allowance, credit, deduction, exemption or set-off in respect of any Tax utilised by RD Europe in making any Tax Return for the years ending 31 December 2011, 31 December 2012 and 31 December 2013. The Purchasers’ Group shall reasonably co-operate with RDL and reasonably assist RDL in its compliance with sub-clause 7.13 (including, without limitation, accepting a valid surrender of losses, relief, allowance, credit, deduction, exemption or set-offs as contemplated by paragraph (i) of this sub-clause 7.13 and informing RDL of the amount of Tax payable by RD Europe on its taxable income for that year) provided, however, that a failure by the Purchasers’ Group to so cooperate and assist RDL shall in no way limit RDL’s undertaking pursuant to this sub-clause 7.13.

7.14	RDL undertakes to pay a member of the Purchasers’ Group, on demand, an amount equal to any Losses suffered by any member of the Purchasers’ Group as a result of any breach of, or inaccuracy in, the Warranty set forth in paragraph 16 of Schedule 3 (Warranties), such amount not to exceed USD 2,000,000 (two million dollars). For the avoidance of doubt, sub-paragraphs 1.2, 1.3 and 1.7 of Schedule 4 (Limitation of Liability) shall not apply to this sub-clause 7.14.

7.15	RDL undertakes that members of the Retained Group shall co-operate with, and reasonably assist, the members of the Purchasers’ Group in obtaining appropriate relief in respect of the subject matter of Attachment 8.

8.	Purchasers’ warranties and undertakings

8.1	Except in the case of fraud or dishonesty, the Purchasers acknowledge that:

(A)	they do not rely on and have not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties and representations, covenants, undertakings, indemnities or other statements made in the Share Purchase Documents; and

(B)	none of the Sellers, members of the Target Group, members of the Retained Group or members of the Palamon Group, nor any of their agents, officers, advisers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements other than the Warranties and representations, covenants, undertakings, indemnities or other statements made in the Share Purchase Documents.

8.2	Each of the Purchasers severally (and not jointly or jointly and severally) warrants to each of the Sellers that:

(A)	it is a company duly incorporated under the laws of, in the case of ACI US, Nebraska, and in the case of ACI UK, England and Wales;

(B)	it has the requisite capacity, power and authority to enter into and perform this Agreement and the other Share Purchase Documents to which it is a party;

(C)	its obligations under this Agreement constitute, and its obligations under the other Share Purchase Documents will, when executed and delivered, constitute its valid and binding obligations in accordance with their respective terms;

(D)	it has available cash or available loan facilities which will at Completion provide in immediately available funds the necessary cash resources to pay the Consideration and meet its other obligations under this Agreement and they involve no material pre-conditions and it will be able to satisfy all conditions of drawdown to any relevant equity subscriptions and loan facilities at or prior to Completion; and

(E)	the execution and delivery of, and the performance by it of its obligations under, this Agreement and the other Share Purchase Documents will not:

(i)	result in a breach of any provision of the constitutional documents of the relevant Purchaser;

(ii)	result in a breach of, or constitute a default under, any instrument to which the relevant Purchaser is a party or by which that Purchaser is bound;

(iii)	result in a breach of any order, judgment or decree of any court or governmental agency or regulatory body by which the relevant Purchaser is bound; or

(iv)	require the consent of its shareholders or of any other person which has not been obtained in writing at the date of this Agreement, or require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked.

8.3	Each Purchaser undertakes to deliver to RDL at the same time as the execution of this Agreement a copy (certified by a director or the secretary of the relevant Purchaser to be a true copy of a resolution then in force) of the resolution of the directors of the relevant Purchaser authorising the execution by the relevant Purchaser of each of the Share Purchase Documents to which it is a party and the performance of its obligations under the Share Purchase Documents when they fall due.

8.4	Without any limitation on any other provision of this Agreement, including sub-clause 7.6, the Purchasers undertake to:

(A)	pay the premium and any insurance premium tax payable in respect of, and in accordance with the terms of, the Warranty Insurance Policies (save for any additional premium and insurance premium tax payable as a result of extending coverage under the Warranty Insurance Policies from 18 months to 36 months, such additional premium and insurance premium tax being Purchasers’ responsibility) to the Insurers (and provide proof of payment to RDL no later than 10 Business Days after such payment has been made); and

(B)	enter into the Warranty Insurance Policies with the Insurers on or before the date of this Agreement.

8.5	The Purchasers shall procure that, subject to RD Card Cayman One Limited paying the amounts set out in Box (B) of Attachment 5 (Bonus Schedule) to a Target Group member, the Target Group pays the amounts to the employees as set out in Box (B) of Attachment 5 (Bonus Schedule) in accordance with the provisions of Attachment 5 (Bonus Schedule).

8.6	The Purchasers shall permit RD Card Cayman One Limited to use the payroll services (whether internally or externally provided) of any member of the Target Group to pay bonuses to the Target Group’s employees, directors and officers after Completion and will provide RD Card Cayman One Limited with all information and access to personnel that RD Card Cayman One Limited reasonably requires in order to make such payments. For the avoidance of doubt, RD Card Cayman One Limited shall at all times be responsible for the cost of such payroll services and shall provide the funds to make such bonus payments.

8.7	The Purchasers undertake to use reasonable best efforts to procure the absolute and unconditional release and discharge as soon as reasonably practicable following Completion of the guarantees provided at item 2.11.2 and 2.8.1.3 in the Data Room (the “Remaining Guarantees”) and, prior to such release, the Purchasers undertake to pay RDL on demand an amount calculated on an after-Tax basis equal to any Losses suffered by the Sellers or any member of the Retained Group arising under the Remaining Guarantees after Completion (save to the extent the same results from circumstances which also would reasonably be expected to give rise to a breach of, or inaccuracy in, a Warranty).

9.	Access

For a period of two years from Completion, the Purchasers shall make available to any of the Sellers the Books and Records of each member of the Target Group which are reasonably required by such Seller for the purpose of dealing with its tax, accounting and insurance affairs and/or compliance with any regulatory or statutory duty and/or obligations under any of the Share Purchase Documents and, accordingly, the Purchasers shall, upon being given reasonable notice by such Seller and subject to such Seller giving such undertaking as to confidentiality as the Purchasers shall reasonably require, procure that such Books and Records are made available to such Seller for inspection (during Working Hours) and copying (at such Seller’s expense) for and only to the extent reasonably necessary for such purpose.

10.	Remedies and waivers; limitations on Sellers’ liability

10.1	The obligations and liabilities of the Sellers pursuant to this Agreement are several (and not joint or joint and several).

10.2	Each Seller’s undertakings, warranties and other obligations under this Agreement are made subject to Schedule 4 (Limitations on the Sellers’ liability) and such Schedule shall apply in respect of any claim under this Agreement (including, without limitation, any claim relating to a breach of any of the Pre-Completion Undertakings, No Leakage Undertakings and Warranties).

10.3	Except as provided in Schedule 4 (Limitations on the Sellers’ liability):

(A)	no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other Share Purchase Documents shall:

(i)	affect that right, power or remedy; or

(ii)	operate as a waiver thereof; and

(B)	the single or partial exercise of any right, power or remedy provided by law or under this Agreement or any other Share Purchase Documents shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.4	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

11.	No Shop

In consideration of the substantial expenditure of time, effort and expense undertaken by the Purchasers in connection with their due diligence review and the preparation and execution of this Agreement, and the Purchasers agreeing to purchase the Target Shares from the Sellers on the terms set out in this Agreement, RDL undertakes for itself, the Sellers and the Seller Related Persons and any of its or their respective directors, officers, employees, agents or representatives that none of such persons shall solicit, initiate, encourage, induce, endorse, accept or respond to any enquiries, proposals or offers, including, without limitation, unsolicited offers, from any person, or participating in any discussions, conversations, negotiations or other communications with, or providing any confidential information to, any person, regarding or relating to any sale, assignment, transfer, encumbrance or distribution of all or any portion of the Target Shares, assets or contracts of any member of the Target Group or any interests therein (other than in the ordinary course of the Target Group’s business, consistent with past practice), whether by way of disposal, listing, spin-off, demerger, merger, consolidation, share issuance, share sale, asset sale or otherwise, during the period between the date of this Agreement and Completion or earlier termination of this Agreement, and to terminate promptly any such work which may not before have been terminated. RDL undertakes for itself, the Sellers and the Seller Related Persons to promptly notify the Purchasers of any offer, proposal, inquiry or contact, the identity of the person making such an offer, and the terms thereof received on or after the date of this Agreement.

12.	Assignment

12.1	Subject to sub-clause 12.2, no party may (i) assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Share Purchase Documents (together with any causes of action arising in connection with any of them) or (ii) make a declaration of trust in respect of, or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Share Purchase Documents, without the prior written consent of, in the case of the Purchasers, RDL, and, in the case of the Sellers, ACI US.

12.2	The Purchasers may assign without the prior written consent of the Sellers by way of security or grant any charge or other security interest over its rights under this Agreement and the Share Purchase Documents in favour of any person who has agreed at any time to provide financing to the Purchasers or any member of the Purchasers’ Group and/or to any agent or trustee of such person, provided that any such assignment or grant shall not increase the liability of any Seller beyond that which it would otherwise have had pursuant to this Agreement and the Share Purchase Documents.

12.3	No party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement or the other Share Purchase Documents.

13.	Entire agreement

13.1	The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Target Shares. In entering into the Share Purchase Documents, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.

13.2	Except in the case of fraud or dishonesty, no party shall have any right of action against any person (whether or not a party to this Agreement, and including each of the parties’ advisers, directors, officers, employees and any person connected to any of the foregoing) arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in any Share Purchase Document.

13.3	For the purposes of this clause 13 (Entire agreement), “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this Agreement.

13.4	This Agreement may only be varied in writing signed by RDL, Cardcast and the Purchasers.

14.	Notices

14.1	A notice under this Agreement shall only be effective if it is in writing. Faxes and emails are permitted, provided the notice is sent also by courier to the address set out in sub-clause 14.2.

14.2	Notices under this Agreement shall be sent to a party at its address and number and for the attention of the individual set out below:

Party	Address	Fax No.	E-mail address
Retail Decisions Limited F.A.O. Ricardo Caupers, Director	Its registered office from time to time (with a copy to Palamon Capital Partners, Cleveland House, 33 King Street London SW1Y 6RT)	+44(0)207 777 2002	caupers@palamon.com

Cardcast Limited F.A.O. Ricardo Caupers, Director	Its registered office from time to time (with a copy to Palamon Capital Partners, Cleveland House, 33 King Street London SW1Y 6RT)	+44(0)207 777 2002	caupers@palamon.com

ACI Worldwide Corp.	Its registered office from time to time	+1(402)778 2567	dennis.byrnes@aciworldwide.com

Applied Communications Inc. U.K. Holding Limited	Its registered office from time to time	+1(402)778 2567	dennis.byrnes@aciworldwide.com

14.3	Each of the parties may change its notice details on giving notice to the other parties in accordance with this clause 14 (Notices).

14.4	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally by hand or courier, on delivery;

(B)	if sent by facsimile, when confirmation of its successful transmission has been recorded by the sender’s fax machine; and

(C)	if sent by e-mail, upon delivery.

14.5	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.6	The provisions of this clause 14 shall not apply to the service of Service Documents.

15.	Announcements

15.1	No announcement concerning the sale of the Target Shares or any ancillary matter shall be made by any party without the prior written approval of ACI US and RDL. This sub-clause 15.1 does not apply in the circumstances described in sub-clauses 15.2 and 15.3.

15.2	Each party shall be entitled to refer to the existence and/or the subject matter of the Share Purchase Documents:

(A)	in the press announcements to be issued on or about the date of this Agreement in connection with the Transaction in the agreed form at Document 9;

(B)	in other announcements or communications which are substantially consistent (so far as relevant) with the agreed form press announcements;

(C)	in marketing literature issued or circulated by or on behalf of a Seller, any other member of the Retained Group or any member of the Purchasers’ Group; and

(D)	when providing information or advice to any investors (or potential investors) in funds managed or advised by any member of the Palamon Group or of which any Palamon Group member is a general partner.

In the case of any disclosure being made pursuant to sub-paragraphs (C) and (D) above, no further material details of the subject matter of the Share Purchase Documents may be disclosed other than (i) those details contained in or substantially consistent with those contained in the agreed form press announcements; and (ii) information reasonably required to be disclosed by the relevant member of the Palamon Group in the context of any fundraising exercise being undertaken by any such person (including disclosures reasonably required to be made in the context of any subsequent syndication of such fundraising) or pursuant to the terms of any limited partnership agreements (or related documents) to which the relevant member of the Palamon Group is a party.

15.3	Each party may make an announcement concerning the sale of the Target Shares or any ancillary matter if required by:

(A)	Law;

(B)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, whether or not the requirement has the force of law; or

(C)	judicial or arbitral proceedings,

in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree to the contents of such announcement with ACI US and RDL before making such announcement.

15.4	The restrictions contained in this clause 15 (Announcements) shall continue to apply after Completion or the termination of this Agreement without limit in time.

16.	Confidentiality

16.1	Subject to clause 15 (Announcements) and sub-clause 16.2, each party shall treat as confidential all information which relates to:

(A)	the provisions of the Share Purchase Documents;

(B)	the negotiations relating to the Share Purchase Documents;

(C)	the subject matter of the Share Purchase Documents; and

(D)	in the case of the Purchasers, the Sellers and any member of the Retained Group or member of the Palamon Group and was received from one of them (or an agent acting on behalf of one of them); and in the case of each Seller, the Purchasers and was received from either of the Purchasers (or an agent acting on behalf of one of them).

16.2	Notwithstanding the other provisions of this clause 16 (Confidentiality), a party may disclose any such confidential information:

(A)	to the extent required by Law or for the purpose of any Proceedings;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject;

(C)	to the extent required to vest the full benefit of this Agreement in that party;

(D)	to, (in the case of the Sellers), members of the Retained Group or members of the Palamon Group, and (in the case of the Purchasers), members of the Purchasers’ Group on a confidential basis;

(E)	to its and any of the persons’ referred to in sub-paragraph (D) above respective professional advisers, auditors and bankers provided they are obliged to keep such information confidential;

(F)	in the case of the Palamon Group, to its investors and potential investors in funds in or of which any Palamon Group member is the general partner, manager or adviser;

(G)	if and to the extent the information has come into the public domain through no fault of that party or any of its affiliates (which, in the case of the Sellers, means the Retained Group, and, in the case of the Purchasers, means the Purchasers’ Group) or representatives (which means that party’s agents, directors, officers or advisers); and

(H)	if and to the extent that, in the case of disclosure by the Sellers, the Purchasers, and in the case of disclosure by the Purchasers, RDL has given prior written consent to the disclosure, such consent not to be unreasonably conditioned, withheld or delayed.

Any information to be disclosed pursuant to sub-paragraphs (A) or (B) above shall, to the extent it is lawful and reasonably practicable, be disclosed only after notice, in the case of disclosure by the Purchasers, to RDL, and in the case of disclosure by the Sellers, to ACI US.

16.3	The restrictions contained in this clause 16 (Confidentiality) shall continue to apply for 3 years after Completion or the termination of this Agreement.

16.4	The Sellers acknowledge that ACI US may be required by Law to file this Agreement with the SEC, pursuant to which this Agreement will become publicly available, and ACI US may file other Share Purchase Documents with the SEC, pursuant to which such Share Purchase Documents will become publicly available. ACI US shall take all reasonable steps to obtain permission from the SEC to redact as much of the version of any Share Purchase Document filed with the SEC that is going to be made publicly available and, to the extent it is lawful, will notify and consult with the Sellers before submitting any Share Purchase Document to the SEC.

16.5	Without prejudice to any other rights or remedies that the Purchasers, may have, the Sellers acknowledge and agree that damages alone may not be an adequate remedy for any breach of the terms of this clause 16 (Confidentiality) by the Sellers. Accordingly, the Purchasers would be entitled to the remedies of injunction, specific performance or other equitable relief for any such threatened or actual breach.

16.6	Without prejudice to any other rights or remedies that a Seller may have, the Purchasers acknowledge and agree that damages alone may not be an adequate remedy for any breach of the terms of this clause 16 (Confidentiality) by the Purchasers. Accordingly, the Sellers may be entitled to the remedies of injunction, specific performance or other equitable relief for any such threatened or actual breach.

17.	Costs and expenses

17.1	Subject to sub-clauses 17.2, 17.3 and 17.4, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Target Shares and the preparation, execution and carrying into effect of this Agreement, the other Share Purchase Documents and all other documents referred to in this Agreement.

17.2	The Purchasers shall bear and pay the cost of all stamp duty, stamp duty reserve tax and any similar Taxes and all notarial or registration fees which may result in any jurisdiction from the execution and performance of this Agreement and the other Share Purchase Documents as well as the transactions contemplated thereby (other than the Pre-Completion Undertakings).

17.3	The Purchasers shall bear and pay the cost of the filing fees associated with the HSR Act filings contemplated in sub-clause 2.4.

17.4	If Completion does not occur for any reason, RDL and the Purchasers shall each bear the cost of half of the break fee payable by the Purchasers to the Insurers in such circumstances and to the extent that the Purchasers pay the full amount of such break fee to the Insurers, RDL will indemnify the Purchasers for half of that amount. For the avoidance of doubt, “break fee”, for the purposes of this sub-clause 17.4, shall be the break fee set forth in the Warranty Insurance Policies plus any insurance premium tax paid by the Purchasers to the Insurers that is not reimbursed by the Insurers to the Purchasers; provided that the “break fee” shall not include the portion of the break fee payable in respect of any additional premium and insurance premium tax payable as a result of extending coverage under the Warranty Insurance Policies from 18 months to 36 months, such portion of the break fee being Purchasers’ responsibility).

18.	No set-off or withholdings

Except as required by law or as expressly provided in this Agreement, all payments made pursuant to this Agreement will be made without any set-off, restriction or condition and shall be made free and clear of any deduction or withholding whether in respect of Tax or otherwise.

19.	Counterparts

19.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

20.	Invalidity

20.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

20.2	The parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the parties under this Agreement.

21.	Further Assurance

21.1	The Sellers shall, at their own cost, from time to time, on request, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchasers which the Purchasers may reasonably consider necessary to give effect to the terms of the Share Purchase Documents.

21.2	The Purchasers shall, at their own cost, from time to time, on request, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Sellers which the Sellers may reasonably consider necessary to give effect to the terms of the Share Purchase Documents.

22.	Rights of Third Parties

22.1	Sub-clauses 8.1, 8.6, 8.7 and 13.2, clause 25 and paragraph 3 of Schedule 1 (Completion arrangements) (the “Third Party Rights Clauses”) confer a benefit on certain persons named therein who are not a party to this Agreement (each for the purposes of this clause a “Third Party”) and, subject to the remaining provisions of this clause 22 (Rights of Third Parties), are intended to be enforceable by the Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, rights of any Third Party pursuant to sub-clause 8.6 shall be, at all times, subject to each of the persons named in sub-clause 8.5 (save for the Purchasers and, after Completion, the members of the Target Group) fulfilling its respective obligations.

22.2	The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Clauses, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

22.3	Notwithstanding the provisions of sub-clause 22.1, this Agreement may be varied in any way and at any time by the parties to this Agreement without the consent of any Third Party.

23.	Choice of governing law

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

24.	Jurisdiction

24.1	The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

24.2	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

24.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

25.	Financing

25.1	Notwithstanding any other provision of this Agreement to the contrary,

(A)	none of the financial institutions named in that certain debt commitment letter dated the date hereof among ACI Worldwide, Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated and Bank of America, N.A. (the “Debt Commitment Letter”) (being Merrill Lynch, Pierce, Fenner and Smith Incorporated and Bank of America, N.A. and together with their respective affiliates and their respective former, current and future direct or indirect officers, employees, directors, general or limited partners, members, controlling parties, advisors, agents and representatives and the respective successors and assigns of any of the foregoing, but excluding for the avoidance of doubt, the Purchasers) (the “Financing Sources”) and the Financing Sources shall have any liability for any obligations or liabilities of any party hereto under this Agreement and the Sellers agree that the Financing Sources shall have no liability to the Sellers or their affiliates for any claim (whether in contract, tort or otherwise) based on, in respect of, or by reason of (or in any way relating to), the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter, the transactions contemplated thereby or the performance thereof and the Sellers agree not to assert or support any such claim or bring or support any action, suit or proceeding against any Financing Source in connection with any such claim; and

(B)	each of the Sellers (i) agrees that it will not bring or support any claim or cause of action, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York, that all such claims and causes of action shall be subject to the exclusive jurisdiction of such courts and shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (ii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation against the Financing Sources, whether at law or in equity, whether in contract or in tort or otherwise, directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby.

25.2	The Financing Sources are intended third-party beneficiaries of this clause 25, which may not be amended, supplemented, waived or modified without their prior written consent.

25.3	This clause 25 shall apply only as between the Sellers and the Financing Sources, shall not constitute an agreement between the Sellers and the Purchasers and the Purchasers shall have no rights under this clause 25 and this clause 25 shall not affect or amend in any way the agreement between the Sellers and the Purchasers provided for by the rest of this Agreement and the Share Purchase Documents.

IN WITNESS whereof the parties hereto or their duly authorised representatives have executed this agreement the day and year first-above mentioned.

Signed by	)
)
For and on behalf of RETAIL DECISIONS	)
LIMITED	)
	)	/s/ Fabio Giuseppetti
)

Signed by	)
)
For and on behalf of CARDCAST LIMITED	)
)
	)	/s/ Fabio Giuseppetti
)

Signed by	)
)
For and on behalf of ACI WORLDWIDE	)
CORP.	)
	)	/s/ Dennis P. Byrnes
)

Signed by	)
)
For and on behalf of APPLIED	)
COMMUNICATIONS INC. U.K. HOLDING	)
LIMITED	)	/s/ Dennis P. Byrnes
)